Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Deck S. Slone

Vice President, Government, Investor and Public Affairs

314/994-2717

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports First Quarter 2012 Results

Quarterly revenues increased 19% versus a year ago

Focused on increasing operational excellence, optimizing asset portfolio and enhancing financial flexibility

Board sets new quarterly dividend rate of $0.03 per share

Earnings Highlights

	Quarter Ended
In $ millions, except per share data	3/31/12	3/31/11
Revenues	$1,039.7	$872.9
Income from Operations	54.1	102.2
Net Income (1)	1.2	55.6
Fully Diluted EPS	0.01	0.34
Adjusted Net Income (Loss) (1),(2)	(7.6)	59.4
Adjusted Fully Diluted EPS/LPS	(0.04)	0.36
Adjusted EBITDA (2)	$179.8	$191.4

(1) Net income attributable to ACI.

(2) Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS (May 1, 2012) — Arch Coal, Inc. (NYSE: ACI) today reported first quarter 2012 net income of $1.2 million, or $0.01 per diluted share, compared with net income of $55.6 million, or $0.34 per diluted share, in the prior-year period.  After excluding non-cash accretion of acquired coal supply agreements, Arch reported an adjusted loss of $0.04 per diluted share in the first quarter of 2012.

Revenues reached $1.0 billion in the first quarter of 2012, an increase of 19 percent versus the prior-year period.  Adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) totaled $180 million in the first quarter, compared with $191 million a year ago, as higher costs more than offset higher realized prices.

“The severe weakness in U.S. thermal coal markets impacted our first quarter results and, consequently, we are resetting our 2012 expectations,” said John W. Eaves, Arch’s president and chief executive officer.  “Based upon an unprecedented build in power generator coal stockpiles year to date, the continued erosion in natural gas prices and relatively soft global metallurgical demand, we are further curtailing our production in 2012.  While lower planned volumes will have predictable consequences on our near-term financial results, we believe we are taking the right steps now to position Arch for success as coal markets recover.”

“We are implementing a comprehensive strategy to address the current market environment, and ensure that we emerge from this cycle stronger and better positioned to service both the growing seaborne coal trade and evolving domestic coal markets,” continued Eaves.  “Our plan is focused on improving execution in three key areas: operational excellence, portfolio management and financial flexibility.  Delivering measurable results in these areas will drive superior performance and enhance shareholder value over the long term.”

Operational Excellence

Arch is taking several aggressive steps to increase operational efficiency and productivity during the cyclical market downturn, including:

•                  Matching production levels to current demand to help reduce the oversupply in domestic thermal markets, which includes leaving nearly all unsold thermal volumes in the ground to preserve the future value of those reserves.  In total, Arch expects to reduce annual volumes by 25 million tons in 2012 versus originally planned levels.

•                  In the Powder River Basin, Arch idled one dragline, placed another into reclamation and meaningfully limited railcar loadings at Black Thunder’s West Loadout during the first quarter.  The company plans to have a total of three draglines and supporting equipment on idle in the second quarter.

•                  In Appalachia, Arch delayed the startup of Mountain Laurel’s longwall in the first quarter following the successful transition to the Cedar Grove seam, as well as closed five thermal operations and further curtailed production at other thermal mines.  Since the market downturn, Arch subsidiaries have eliminated approximately 500 positions.

•                  In the Western Bituminous Region, Arch continued to rationalize supply at the company’s higher-cost mines.

•                  Tackling cost escalation in light of reduced volume expectations, including rationalizing higher-cost thermal production, eliminating discretionary expenses, reducing headcount, working with suppliers to generate savings, and right-sizing and consolidating operations.

Portfolio Management

Arch is re-aligning capital spending plans with a goal of optimizing its asset portfolio, while ensuring that the company continues to execute on its long-term growth initiatives by:

•                  Lowering capital spending at thermal mines, matching maintenance capital needs to reduced volume expectations and cautiously proceeding with higher-return metallurgical projects.

•                  Arch further reduced its discretionary capital expenditures by $45 million, and now expects to spend a total of $410 million to $440 million in 2012.  The company also is evaluating capital spending plans in future years, including the potential delay of thermal coal replacement and expansion projects.

•                  Continuing to advance the development of the newly named Leer mine in Appalachia, with the low-cost, longwall metallurgical coal mine targeted to begin operations in mid-2013.

•                  Supporting efforts to expand the company’s coal export network, with plans to ship 12 million tons of coal for export during 2012.

•                  Considering the potential divestiture of non-core assets or reserves.

Financial Flexibility

Arch is committed to maintaining its financial strength and flexibility in the near term, while positioning the company’s superior asset base to outperform as coal markets rebound.  The company’s strategy includes:

•                  Reducing the dividend from $0.11 per share to $0.03 per share.  The common stock dividend will be payable June 15, 2012 to shareholders of record on June 1, 2012.  “While recognizing the importance of the dividend, Arch’s board of directors believes increasing the company’s liquidity by $68 million annually at this point in the cycle is in the best long-term interests of our company and shareholders,” said Eaves.

•                  Securing a commitment for a $1 billion term loan without financial maintenance covenants and with a maturity of not less than five years.  The proceeds from the loan will be used to repurchase or redeem Arch Western Finance notes due in June 2013, reduce outstanding revolver borrowings and provide additional liquidity for ongoing business needs.

•                  Obtaining consent from Arch’s lenders to amend the company’s senior secured revolving credit facility to allow for the new term loan and to reduce its borrowing capacity to $1 billion in exchange for relief from certain financial covenants over the next two years.

“The new financing package underwritten by our consortium of banks demonstrates their confidence in our company, our strategy and our long-term prospects,” said John T. Drexler, Arch’s senior vice president and chief financial officer.  “With this package, and in conjunction with other elements of our strategic plan, we have enhanced our liquidity, simplified our capital structure, and extended our debt maturities.  This arrangement also sets minimum performance targets that both parties believe are achievable under current market conditions — and allows us to continue pursuing our long-term growth objectives.”

Core Values

Arch continued to deliver strong safety and environmental performances during the first quarter of 2012.  The company’s safety record was four times better than the national coal industry average as measured by lost-time incident rate — ranking Arch first among large, diversified coal peers.  Arch also advanced its environmental compliance record in the three months ended March 31, and made good progress in achieving stronger performance metrics at newly acquired operations.

“Eight operations and facilities completed the first three months of 2012 without incurring a reportable injury or receiving a single SMCRA environmental violation,” said Paul A. Lang, Arch’s executive vice president and chief operating officer.  “When compared with the fourth quarter of 2011, we also achieved a 20-percent reduction in lost-time incident rates and a 50-percent improvement in environmental compliance rates in the first quarter of 2012.”

Also during the first quarter, Arch’s West Elk mine was awarded Colorado’s top coal mine safety award and two state environmental awards for milestones achieved during 2011.  In particular, the safety honors mark the third consecutive year that West Elk has been recognized as Colorado’s safest underground coal mine.

Operational Results

“Our Western Bituminous Region turned in a solid first quarter operating performance, while other regions were impacted by weaker than anticipated coal demand versus the fourth quarter,” said Eaves.  “We moved quickly to respond to the rapidly changing market conditions by reducing or delaying production as the first quarter progressed, which resulted in higher per-ton operating costs when compared with the fourth quarter of 2011.”

	Arch Coal, Inc.
	1Q12	4Q11	1Q11
Tons sold (in millions)	35.5	42.5	36.2
Average sales price per ton	$25.73	$26.13	$22.30
Cash cost per ton	$20.18	$19.42	$16.25
Cash margin per ton	$5.55	$6.71	$6.05
Total operating cost per ton	$24.07	$22.81	$18.55
Operating margin per ton	$1.66	$3.32	$3.75

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted far certain transactions.

For a description of adjustments, refer to the regional schedule at http://investor.archcoal.com

Compared with the fourth quarter of 2011, consolidated per-ton operating margin in the first quarter of 2012 declined, primarily reflecting the impact of lower overall sales volume on per-ton operating cost.  A larger percentage of Powder River Basin coal in Arch’s overall volume mix in the first quarter of 2012 also contributed to the decline in consolidated sales price per ton versus the fourth quarter.

	Powder River Basin
	1Q12	4Q11	1Q11
Tons sold (in millions)	27.2	32.2	28.8
Average sales price per ton	$13.87	$13.65	$13.51
Cash cost per ton	$11.24	$10.25	$10.26
Cash margin per ton	$2.63	$3.40	$3.25
Total operating cost per ton	$12.75	$11.69	$11.71
Operating margin per ton	$1.12	$1.96	$1.80

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Powder River Basin, first quarter 2012 operating margin declined to $1.12 per ton.  First quarter 2012 sales volumes decreased 15 percent as the company elected to curtail production and idle equipment in response to market conditions.  Higher sales price per ton somewhat offset a 10 percent increase in cash cost per ton, primarily driven by the effect of lower volume levels in the quarter just ended.

		Appalachia
	1Q12	4Q11	1Q11
Tons sold (in millions)	4.5	5.9	3.2
Average sales price per ton	$87.33	$86.12	$85.10
Cash cost per ton	$70.95	$63.80	$60.57
Cash margin per ton	$16.38	$22.32	$24.53
Total operating cost per ton	$87.74	$76.66	$67.14
Operating margin per ton	$(0.41)	$9.46	$17.96

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In Appalachia, Arch recorded an operating loss in the first quarter of 2012.  Sales volumes declined 24 percent in the first quarter versus the fourth quarter of 2011, driven by planned volume reductions in response to current market conditions.  Average sales price per ton increased slightly over the same time period, benefiting from higher prices on metallurgical and steam coal shipments in the first quarter.  Cash cost per ton increased 11 percent in the first quarter of 2012 versus the fourth quarter, due to the impact of the temporary longwall idling at Mountain Laurel as well as incremental severance and mine closure costs.

	Western Bituminous Region
	1Q12	4Q11	1Q11
Tons sold (in millions)	3.3	3.9	4.2
Average sales price per ton*	$36.77	$36.40	$34.87
Cash cost per ton*	$21.28	$25.21	$23.61
Cash margin per ton	$15.49	$11.19	$11.26
Total operating cost per ton*	$26.98	$30.21	$28.51
Operating margin per ton	$9.79	$6.19	$6.36

*Sales prices and costs in the region are presented f.o.b. point for domestic customers.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Western Bituminous Region, first quarter 2012 operating margin reached $9.79 per ton, driven by the absence of any longwall moves and effective cost control.  First quarter 2012 sales volumes declined versus the fourth quarter, reflecting lower shipment levels due to weak domestic demand, partially offset by increased export sales.  Average sales price per ton increased slightly over the same time period, while operating cost per ton fell, due to ongoing cost reduction efforts, a strong performance at West Elk and the lack of any longwall moves.

Market Trends

“The U.S. coal industry is in the midst of a restructuring that will cause some players to exit the market and others, like Arch, to pare back operations until market conditions improve,” said Eaves.  “Such change creates opportunities for our company, which is well-equipped to move tons offshore to serve growing global coal demand.  The export market provides attractive growth potential for Arch given our low-cost mines and access to port capacity.”

Arch now expects U.S. coal consumption for power generation to decline by at least 75 million tons in 2012, as compared to 2011, due to unfavorable weather trends that have reduced power demand and contributed to a natural gas surplus.  These factors have led to an increase in U.S. coal generator stockpiles to date in 2012, and internal estimates suggest that stockpile levels could peak at around 210 million tons by the end of May, before starting to reverse.

Offsetting demand declines are significant U.S. coal supply reductions.  Mine Safety and Health Administration data suggests that total domestic production decreased 14 million tons in the first quarter of 2012 versus the fourth quarter of 2011, or 56 million tons annualized.  Arch expects coal supply reductions to continue as the year progresses.

Furthermore, the global coal trade through March is on pace to exceed the record 1.2-billion-ton level set in 2011.  More than 185 new coal-fueled plants are expected to come online in 2012, resulting in approximately 400 million tons of incremental annual coal demand this year alone.  Momentum in global steel markets also is increasing, as steel output grew 6 percent during the first quarter of 2012 versus the fourth quarter of 2011.  Global steel capacity utilization rose to 81 percent in March, and U.S. steel utilization hit 81 percent in April.

Tightening metallurgical coal markets and growing seaborne thermal demand should increase U.S coal exports in 2012, while coal imports into the United States are set to decline further.  Arch currently expects that U.S. coal exports could reach 115 million tons this year, with imports declining to 6 million tons — for an increase in net exports of nearly 15 million tons.

Company Outlook

	2012		2013
	Tons	$ per ton	Tons	$ per ton
Sales Volume (in millions tons)
Thermal	128 - 134
Met	8 - 8.5
Total	136 - 142.5

Powder River Basin
Committed, Priced	98.5	$14.10	52.8	$14.98
Committed, Unpriced	3.4		11.5
Average Cash Cost		$11.50 - $12.50

Western Bituminous
Committed, Priced	13.9	$36.32	10.3	$39.63
Committed, Unpriced	0.1		—
Average Cash Cost		$24.00 - $27.00

Appalachia
Committed, Priced Thermal	9.7	$68.02	4.2	$64.01
Committed, Unpriced Thermal	0.3		—
Committed, Priced Metallurgical	6.0	$126.64	0.2	$111.13
Committed, Unpriced Metallurgical	0.3		0.1
Average Cash Cost		$68.00 - $73.00

Illinois Basin
Committed, Priced	2.2	$41.28	1.5	$43.36
Average Cash Cost		$32.00 - $35.00

Corporate (in $ millions)
D,D&A		$520 - $550
S,G&A		$125 - $135
Interest Expense		$290 - $300
Capital Expenditures		$410 - $440

Arch’s new guidance range for 2012 reflects the reduction of nearly all unsold thermal volumes, lower expectations for high-vol B metallurgical coal sales, and the predicted impact of lower volumes on per-ton costs.

“We are taking deliberate steps to manage our assets and maintain our financial strength through this cyclical downturn, while continuing to pursue the build-out of both our metallurgical coal and export platform,” said Eaves.  “We believe that this comprehensive strategy will best position Arch for success as coal markets recover.”

A conference call regarding Arch Coal’s first quarter 2012 financial results will be webcast live today at 11 a.m. E.D.T.  The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is a top five global coal producer and marketer, with 157 million tons of coal sold in 2011.  Arch is the most diversified American coal company, with more than 20 active mining complexes across every major U.S. coal supply basin.  Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on five continents.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenues	$1,039,651	$872,938

Costs, expenses and other
Cost of sales	850,871	653,684
Depreciation, depletion and amortization	139,966	83,537
Amortization of acquired sales contracts, net	(14,017)	5,944
Selling, general and administrative expenses	30,861	30,435
Change in fair value of coal derivatives and coal trading activities, net	(3,613)	(1,784)
Other operating income, net	(18,498)	(1,116)
	985,570	770,700

Income from operations	54,081	102,238
Interest expense, net:
Interest expense	(74,772)	(34,580)
Interest income	1,021	746
	(73,751)	(33,834)

Income (loss) before income taxes	(19,670)	68,404
Provision for (benefit from) income taxes	(21,079)	12,530
Net income	1,409	55,874
Less: Net income attributable to noncontrolling interest	(203)	(273)
Net income attributable to Arch Coal, Inc.	$1,206	$55,601

Earnings per common share
Basic earnings per common share	$0.01	$0.34
Diluted earnings per common share	$0.01	$0.34

Weighted average shares outstanding
Basic	211,687	162,576
Diluted	211,908	163,773

Dividends declared per common share	$0.11	$0.10

Adjusted EBITDA (A)	$179,827	$191,446

(A) Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$117,770	$138,149
Restricted cash	8,866	10,322
Trade accounts receivable	295,012	380,595
Other receivables	66,702	88,584
Inventories	488,686	377,490
Prepaid royalties	18,025	21,944
Deferred income taxes	65,531	42,051
Coal derivative assets	22,043	13,335
Other	96,484	110,304
Total current assets	1,179,119	1,182,774

Property, plant and equipment, net	7,892,733	7,949,150

Other assets
Prepaid royalties	90,221	86,626
Goodwill	596,103	596,103
Equity investments	230,519	225,605
Other	176,423	173,701
Total other assets	1,093,266	1,082,035
Total assets	$10,165,118	$10,213,959

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$294,341	$383,782
Coal derivative liabilities	9,100	7,828
Accrued expenses and other current liabilities	357,386	348,207
Current maturities of debt and short-term borrowings	102,356	280,851
Total current liabilities	763,183	1,020,668
Long-term debt	3,967,796	3,762,297
Asset retirement obligations	432,620	446,784
Accrued pension benefits	49,378	48,244
Accrued postretirement benefits other than pension	42,784	42,309
Accrued workers’ compensation	74,012	71,948
Deferred income taxes	982,596	976,753
Other noncurrent liabilities	268,585	255,382
Total liabilities	6,580,954	6,624,385

Redeemable noncontrolling interest	11,739	11,534

Stockholders’ Equity
Common stock	2,141	2,136
Paid-in capital	3,024,553	3,015,349
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	600,230	622,353
Accumulated other comprehensive loss	(651)	(7,950)
Total stockholders’ equity	3,572,425	3,578,040
Total liabilities and stockholders’ equity	$10,165,118	$10,213,959

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Operating activities
Net income	$1,409	$55,874
Adjustments to reconcile to cash provided by operating activities:

Depreciation, depletion and amortization	139,966	83,537
Amortization of acquired sales contracts, net	(14,017)	5,944
Prepaid royalties expensed	8,586	8,916
Employee stock-based compensation expense	4,079	5,290
Amortization relating to financing activities	4,288	2,442
Changes in:
Receivables	88,082	(53,586)
Inventories	(111,196)	(12,292)
Coal derivative assets and liabilities	(5,347)	(1,087)
Accounts payable, accrued expenses and other current liabilities	(66,222)	(38,054)
Income taxes payable/receivable	23,002	12,558
Deferred income taxes	(21,742)	(1,026)
Other	4,102	17,629

Cash provided by operating activities	54,990	86,145

Investing activities
Decrease in restricted cash	1,455	—
Capital expenditures	(93,271)	(38,711)
Proceeds from dispositions of property, plant and equipment	22,105	516
Purchases of investments and advances to affiliates	(5,777)	(34,419)
Additions to prepaid royalties	(8,262)	(20,915)

Cash used in investing activities	(83,750)	(93,529)

Financing activities
Payments to retire debt	(1,330)	—
Net increase in borrowings under lines of credit and commercial paper program	34,000	3,681
Net payments on other debt	(5,993)	(5,161)
Debt financing costs	(100)	(8)
Dividends paid	(23,327)	(16,269)
Issuance of common stock under incentive plans	5,131	768

Cash provided by (used in) financing activities	8,381	(16,989)

Decrease in cash and cash equivalents	(20,379)	(24,373)
Cash and cash equivalents, beginning of period	138,149	93,593

Cash and cash equivalents, end of period	$117,770	$69,220

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	March 31,	December 31,
	2012	2011
	(Unaudited)

Indebtedness to banks under credit facilities	$515,300	$481,300
6.75% senior notes ($450.0 million face value) due 2013	450,809	450,971
8.75% senior notes ($600.0 million face value) due 2016	589,463	588,974
7.00% senior notes due in 2019 at par	1,000,000	1,000,000
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	14,580	21,903
	4,070,152	4,043,148
Less: current maturities of debt and short-term borrowings	102,356	280,851
Long-term debt	$3,967,796	$3,762,297

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.   Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Net income	$1,409	$55,874
Income tax expense (benefit)	(21,079)	12,530
Interest expense, net	73,751	33,834
Depreciation, depletion and amortization	139,966	83,537
Amortization of acquired sales contracts, net	(14,017)	5,944
Net income attributable to noncontrolling interest	(203)	(273)

Adjusted EBITDA	$179,827	$191,446

Adjusted net income and adjusted diluted earnings per common share

Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles. We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation, nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles.

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Net income attributable to Arch Coal	$1,206	$55,601

Amortization of acquired sales contracts, net	(14,017)	5,944
Tax impact of adjustments	5,186	(2,170)

Adjusted net income (loss) attributable to Arch Coal	$(7,625)	$59,375
Diluted weighted average shares outstanding	211,908	163,773

Diluted earnings per share	$0.01	$0.34

Amortization of acquired sales contracts, net	(0.07)	0.03
Tax impact of adjustments	0.02	(0.01)
Adjusted diluted earnings (loss) per share	$(0.04)	$0.36